Exhibit 99.1

 Itron Announces Improved Outlook for Q3 2004 Earnings and Large AMR
                          Order Booking in Q4

    SPOKANE, Wash.--(BUSINESS WIRE)--Oct. 13, 2004--Itron, Inc. (Nasdaq:ITRI), announced today that third quarter net income is expected to be better than it previously indicated and that it expects third quarter pro forma EPS to be approximately 20% higher than the current analyst consensus of 23 cents per share. Pro forma earnings exclude restructuring charges and intangible amortization.
    The Company cited slightly higher revenues and better than expected profitability from its electricity metering operations, which it acquired from Schlumberger on July 1, 2004, as a primary factor contributing to the improved outlook for the third quarter, as well as lower operating expenses than planned.
    Itron also announced that in the first week of October it booked an order with an investor-owned electric and gas utility to expand its existing mobile automatic meter reading (AMR) system to cover approximately 200,000 additional customers. The order also includes a first-time purchase by this customer of 50,000 Itron solid-state electricity meters. Installation of the system will begin immediately.
    "We are delighted with the smooth integration so far of our electricity metering acquisition and the better than expected financial results from those operations," said LeRoy Nosbaum, chairman and CEO. "The new AMR order we just received is a nice way to start the fourth quarter. However, at this point, there is still a lot of expected business to be solidified for the fourth quarter, and consequently, our earnings guidance for the second half of 2004 remains unchanged."
    Itron is scheduled to release its third quarter 2004 financial results on November 2, 2004.

    Forward Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, economic performance, sales, earnings and cash flow. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for the Company's products, potential disruptions in operations associated with integrating the SEM acquisition, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q's for the quarters ended March 31, 2004 and June 30, 2004 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 3,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for electricity metering; meter data collection; energy information management; demand response; load forecasting, analysis and consulting services; distribution system design and optimization; web-based workforce automation; and enterprise and residential energy management. To know more, start here: www.itron.com.

    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com